Exhibit 99.1

Yongye International Announces Completion of Restructuring

BEIJING, Oct. 20 /PRNewswire-Asia-FirstCall/ -- Yongye International, Inc. (Nasdaq: YONG), (“Yongye or “the Company”) a leading manufacturer, developer and distributor of Shengmingsu brand plant and animal nutrient products in the People’s Republic of China (PRC), today announced that the Company consummated the restructuring plan required by its September 2008 financing as of October 16, 2009.

Yongye is now a fully integrated manufacturer having acquired the land, buildings, equipment, and fertilizer license of its predecessor, Inner Mongolia Yongye. The restructuring process began when the Yongye’s cooperative joint venture subsidiary, Yongye Nongfeng Biotechnology Co. (“Yongye Nongfeng”), purchased the production equipment used in the existing 2,000 tonnes per annum production facility from Inner Mongolia Yongye. In addition, all personnel, services, and control issues relating to the manufacturing operations have also been transferred to Yongye Nongfeng. In June 2009, the Ministry of Agriculture issued Yongye Nongfeng the fertilizer license. Most recently, the title for the land and remaining buildings were transferred to Yongye Nongfeng, effectively completing the restructuring process.

“We look forward to capitalizing on our new tightly integrated business model by better managing our research, manufacturing, and distribution activities and efficiently executing our 2010-2012 strategic plan,” commented Mr. Zishen Wu, Chairman and CEO of Yongye International.

About Yongye International, Inc.

Yongye International, Inc., headquartered in Beijing, is engaged in the manufacturing, development, distribution and sales of Shengmingsu brand plant and animal nutrient products. The Company’s patented and patent pending formulas and proprietary extraction processes allow it to create products that increase crop yields and improve the health of livestock. Its sole operating subsidiary, Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd., is headquartered in Beijing with administrative and sales offices located in Inner Mongolia, People’s Republic of China. For more information, please visit the Company’s website at http://www.yongyeintl.com

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov) All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Yongye International, Inc.
Mr. Larry Gilmore-VP of Corporate Strategy
Phone: +86-10-8232-8866 x8880
Email: larry.gilmore@yongyeintl.com

CCG Investor Relations, Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com